Exhibit 99.1

NEWS from

808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254

Contact:	Traded: NYSE (GDP)

Robert C. Turnham, Jr., President D. Hughes Watler, Jr., Chief Financial Officer	IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES
FIRST QUARTER GUIDANCE AND OPERATIONAL UPDATE

Houston, Texas — April 21, 2005. Goodrich Petroleum Corporation today announced first quarter guidance and operational update.

FIRST QUARTER GUIDANCE

Based on the anticipated level of production volumes, the Company believes that revenues for the first quarter 2005, before unrealized gains or losses on derivatives, will be in the range of $12.0 million to $14.0 million and that net cash flow from operations, before changes in working capital, will be in the range of $8.0 million to $9.0 million. In the fourth quarter 2004, the Company reported revenues, before unrealized gains on derivatives, in the amount of $13.0 million and net cash flow from operations, before changes in working capital, in the amount of $8.2 million.

OPERATIONAL UPDATE

The Company currently expects to bring several new wells online during the second quarter 2005, including the following:

•	Cotton Valley Trend. In addition to the 18 wells currently online and producing, the Company has four additional wells which have been drilled, logged and are in the process of being completed. Of the four wells, two are in the North Minden area and two are in the Dirgin-Beckville area. The four wells are in various stages of completion and the Company anticipates all four will be added to production within the next 30 days. The Company owns a 100% working interest in the two North Minden wells and an 85.5% working interest in the two Dirgin-Beckville wells.

•	South Louisiana. The Company has recently recompleted its Tunney well in the West Delta 83 field. The well has been dually completed in the MQ Main and

MQ Stringers sands. Both zones have been tested independently and both zones are anticipated to be placed into production in approximately 10 days upon the completion of an additional flowline. The MQ Stringers zone has recently produced at a gross rate of 935 Bbls of oil per day and 1,900 Mcf per day. The MQ Stringers zone is currently shut in while the MQ Main zone is on production. The MQ Main zone is currently producing at a gross rate of approximately 525 Bbls per day and 1,000 Mcf per day. Upon completion of the additional flowline, the Company expects to be able to increase production and produce both zones at a combined gross rate of approximately 1,750 Bbls of oil per day and 3,500 Mcf per day. The Company owns an approximate 40% blended working interest in the well.

DRILLING UPDATE

The Goodrich Petroleum Company-Perrett 68 No.1 well, the Company’s initial well on the Port Hudson prospect in East Baton Rouge Parish, Louisiana, is currently drilling at approximately 16,500 feet measured depth. This well is an exploratory well to test the Tuscaloosa sands at approximately 17,800 feet measured depth. The Company owns an approximate 49% working interest in the prospect, and its estimated net dry hole cost exposure is approximately $1.1 million. The Company has also drilled, logged and commenced completion operations on its USA #3 B-20 development well in the Burrwood/West Delta 83 field, in which the Company owns an approximate 65% working interest. The B-20 well logged pay in three separate sands and production is expected to begin in late April. Additionally, the Company owns an 18% working interest in a non-operated exploratory well that was recently spudded in the Bayou Choupique field in Calcasieu Parish, Louisiana, where the Company’s net dry hole cost exposure is estimated to be approximately $380,000.

CAPITAL EXPENDITURE BUDGET

The Company also announced that it has increased its 2005 capital expenditure budget from $75 million to approximately $95 million, subject to quarterly review and approval by its board of directors.

The Company also provided more detailed information concerning its 2004 reserve additions and finding and development costs. During 2004, Goodrich added proved reserves of approximately 48.3 billion cubic feet (Bcf) of natural gas and approximately 2.0 million barrels of crude oil, or 60.2 Bcf on a gas equivalent basis (Bcfe), of which 83% is classified as proved undeveloped. All of these additions were related to new discoveries resulting from the Company’s drilling program. In 2004, Goodrich’s oil and gas exploration and development capital expenditures were $46.9 million, which included approximately $2.5 million of 3-D seismic expense. Based on these 2004 historical exploration and development capital expenditures, the Company’s finding and development (F&D) costs were approximately $0.78 per Mcfe of total proved reserves added in 2004. The Company’s reserve report estimates at December 31, 2004 from Netherland Sewell & Associates include approximately $63.2 million for future development costs associated with the proved reserves added in 2004. By adding future development costs associated with the Company’s 2004 proved reserve additions to Goodrich’s 2004 historical expenditures, the Company’s F&D costs were approximately $1.83 per Mcfe of total proved reserves added in 2004. The Company’s reserve replacement ratio for 2004 was 777% of production without considering reserve revisions.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

“Net cash flow from operations, before changes in working capital” may constitute a “non-GAAP financial measure” under Securities and Exchange Commission rules. The Company has historically reported this measure together with a reconciliation to items reported under generally accepted accounting principles (GAAP). The Company does not have estimates of comparable GAAP measures.

The Company’s measurement of F&D costs may not be comparable to F&D costs reported by other exploration companies. The Company’s 2004 F&D costs include only exploration and development costs incurred during 2004 and estimates of future development costs associated with proved reserves added in 2004. This may not represent all costs incurred or to be incurred by us in developing and producing the added reserves. For example, land and seismic costs may have been incurred in periods prior to 2004 that relate to some of the reserves added in 2004. Conversely, the Company’s 2004 F&D costs include costs incurred on unproved properties that have not been drilled and evaluated for proved reserves.

Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange. The majority of its oil and gas properties are in Louisiana and Texas.